SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WGL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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WGL Holdings, Inc.
101 Constitution Ave., N.W.
Washington, D.C. 20080
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
      The annual meeting of shareholders of WGL Holdings, Inc. will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 on Wednesday, March 1, 2006, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed proxy statement:

(1) To elect eight directors for the ensuing year;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2006;

(3) To consider and act on a shareholder proposal relating to cumulative voting, if this proposal is brought before the meeting;

(4) To consider and act on a shareholder proposal relating to adoption of a policy on the Chairman of the Board being an independent director, if this proposal is brought before the meeting; and

(5) To transact any other business properly brought before the meeting and any adjournment thereof.
      All holders of record of the common stock of WGL Holdings, Inc. at the close of business on January 10, 2006, the record date fixed by the board of directors, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting. Each holder of common stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of WGL Holdings, Inc. at the close of business on January 10, 2006.

By order of the board of directors,

Douglas V. Pope
Secretary
January 25, 2006

IMPORTANT NOTICE
ADMISSION PROCEDURES
      Admission to this year’s meeting will be limited to persons who (a) are listed on WGL Holdings, Inc.’s records as shareholders as of January 10, 2006 (the “record date”), or (b) bring a statement to the meeting showing their beneficial ownership of WGL Holdings, Inc. common stock through a broker, a bank or other institution as of the record date.

Proxy Statement
January 25, 2006

Proxy Statement
WGL Holdings, Inc.
January 25, 2006

PROXY STATEMENT
WGL HOLDINGS, INC.
101 Constitution Ave., N.W.
Washington, D.C. 20080
January 25, 2006
INFORMATION REGARDING THE ANNUAL MEETING
      This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of WGL Holdings, Inc. (“WGL Holdings,” the “Company,” “we,” or “us“ ) to be used at our annual meeting of shareholders to be held on Wednesday, March 1, 2006 and at any adjournment thereof. The annual meeting will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045. This proxy statement and the accompanying proxy are being first mailed or otherwise provided to our shareholders on or about January 25, 2006.
Proxy Voting Procedures
      If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted “FOR” proposals (1) and (2) and “AGAINST” proposals (3) and (4). The proxy may be revoked at any time by written notice delivered to the Corporate Secretary of WGL Holdings, by execution of a later proxy card, to the extent that it has not been voted, or by voting in person at the annual meeting.
      If you are a shareholder of record or you own shares through one of our 401(k) plans described immediately below, you may also vote by Internet or by telephone. Instructions for internet and telephone voting are attached to your proxy card. The deadline for voting by Internet or telephone is 5:00 p.m., Eastern time, Tuesday, February 28, 2006.
      If you participate in either the Washington Gas Light Company Savings or Capital Appreciation Plan (401(k) plans) and you own WGL Holdings common stock in one of those plans, your proxy card will serve as a voting instruction to the 401(k) plan trustee. If you are also a shareholder of record outside of the 401(k) plans, your proxy card will vote both your record shares and your 401(k) plan shares, as long as your registration information is identical in both accounts. For example, if your registered stock account is in your single name and also lists the same address as your 401(k) account, you should receive one proxy card for both the 401(k) plan shares and for the shares held by our transfer agent. However, if your shares held by the transfer agent are in joint names, or at a different address, you will receive separate proxy statements and proxy cards for each account.
      At the annual meeting, each holder of WGL Holdings common stock will be entitled to one vote for each share of common stock standing in the name of the holder on the records of WGL Holdings at the close of business on January 10, 2006. Outstanding voting securities as of January 10, 2006, consisted of 48,762,228 shares of common stock. The matters to be voted upon at the annual meeting are described in this proxy statement.
      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.
      At this meeting:

•	The eight director nominees receiving the greatest number of votes will be elected;

•	All other proposals must receive more votes cast in favor of each than the number of votes cast against each in order to be approved. Broker shares not voted (sometimes called “broker non-votes”) and abstentions have no effect on the final vote counted on these matters.

•	Shares withheld and broker non-votes will have no effect on the election of directors;

•	Abstentions and broker non-votes will be counted in determining a quorum for the meeting.
Adjournments
      We currently expect to take votes and close the polls on all proposals on the scheduled date of the annual meeting. However, we may:

•	keep the polls open to facilitate additional proxy solicitation with regard to any or all proposals;

•	allow the inspectors of election to count and report on votes that have been cast after the polls have closed.
      If any of the above occurs, we could propose one or more adjournments of the annual meeting. For any adjournment to be approved, the votes cast in favor of it must represent a majority of the total number of votes cast by the shareholders present at the meeting in person or by proxy.
      Proxies that we have solicited will be voted in favor of any adjournment that we propose but will not be considered a direction to vote for any adjournment proposed by anyone else. If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.
PROPOSAL 1
ELECTION OF DIRECTORS
      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.
      It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. WGL Holdings does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies received for that nominee will be voted for another nominee, or other nominees, to be selected by the board of directors in their discretion.
      The board of directors recommends a vote “FOR” the election of each of the following nominees:

Michael D. Barnes, age 62, is President of The Brady Campaign and Brady Center to Prevent Gun Violence. He was previously a partner in the Washington, D.C. law firm of Hogan & Hartson (1993-2000) and a partner with the law firm of Arent, Fox, Kintner, Plotkin & Kahn (1987-1993). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

George P. Clancy, Jr., age 62, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Chairman of the Washington, D.C. Police Fund, Member of the Board of Trustees of the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 52, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group, the American Gas Association and the Alliance to Save Energy. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 59, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights, government relations and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 63, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present) and is Chief Executive Officer of University Research Co., LLC. Mr. Estrin is a Director of ChemLink, LLC; Eagle Hospitality LLC; Armed Forces Lodging LLC and Bluemercury, Inc. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin was a Commissioner of the National Capital Planning Commission (Jan. 1997-Dec. 2000). He also served as a Trustee of the University of Pennsylvania (Oct. 1986-1991), has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

James F. Lafond, age 63, retired in 2002 as the Area Managing partner in the greater Washington, D.C. area for Pricewaterhouse Coopers LLP, a position he held since 1998. He is a Certified Public Accountant with extensive experience serving in leadership positions with Pricewaterhouse Coopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 51, is Chairman and Chief Executive Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the boards of Girls, Inc., Alvin Ailey American Dance Theater and the National Cable Television Association. Ms. Lee is also on the Boards of Directors of Eastman Kodak Company, Marriott International, Inc. and Revlon, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Karen Hastie Williams, age 61, retired in 2004 as a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specialized in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Banks, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

The Board of Directors and Committees of the Board
      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2005.
      The board of directors has established four standing committees:
      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Melvyn J. Estrin, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., James W. Dyke, Jr., James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2005.
      The Audit Committee members are: Karen Hastie Williams (Chair), Melvyn J. Estrin, George P. Clancy, Jr. and James F. Lafond. Members of the audit committee are independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s board of directors has determined that Messrs. Clancy, Estrin and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission.* As provided in its charter, functions of the audit committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with management and the independent public accountants the financial statements, the accompanying report of the independent accountants and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Committee Report, which appears later in this proxy statement, and the Audit Committee Charter, which is attached as Appendix A to this proxy statement, for a further description of the responsibilities of this committee. This committee held 7 meetings during fiscal year 2005.
      The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr., and Karen Hastie Williams. Members of the Governance Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, functions of the governance committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The governance committee will consider nominees recommended by shareholders; those recommendations should be sent to the Chair of the governance committee, care of the Corporate Secretary of WGL Holdings, Inc; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held 2 meetings during fiscal year 2005.
      The Human Resources Committee members are: Melvyn J. Estrin, (Chairman), George P. Clancy, Jr., and Debra L. Lee. Members of the Human Resources Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, primary functions of this committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. This committee also recommends compensation levels, sets performance targets and evaluates the performance of the Company’s other officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 3 meetings of this committee during fiscal year 2005.
      The board of directors of the Company held 7 meetings during fiscal year 2005.

*In accordance with rules of the Securities and Exchange Commission, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

Corporate Governance Practices
      The Company’s board of directors has determined that all of the Company’s directors, except the Chairman and Chief Executive Officer, are independent within the meaning of the rules of the New York Stock Exchange. In determining independence, the board of directors considered the specific criteria for independence under the New York Stock Exchange rules and also the facts and circumstances of any other relationships of individual directors with the Company.
      The board and board committees regularly meet in executive sessions without the presence of any management representatives. The presiding director in those executive sessions is the Chair of the Governance Committee. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.
      The Audit, Governance and Human Resources committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      The board has adopted Corporate Governance Guidelines and a Code of Conduct. These documents may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.
      The Company expects all board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of shareholders, which was held on February 23, 2005.
Shareholder Communications with Directors
      Shareholders may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of the Company at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.
Governance Committee Processes
      The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its Charter, the Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other board candidates. The committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.
Non-Employee Director Compensation
      The following is a summary of the compensation paid to outside directors of the Company. Outside directors of the Company also serve as directors of the Company’s utility subsidiary, Washington Gas Light Company, and accordingly the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $1,000 is paid for attendance at the Washington Gas Light Company meeting and a fee of $500 is paid for attendance at the WGL Holdings meeting, for a total of $1,500 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,200 is paid for attendance at the board or board committee meeting.

•	On days that a director attends a director education program that has been reviewed by the Company, the director will be paid a fee of $1,500.

•	Washington Gas Light Company pays an annual cash retainer of $25,000 for service on its board of directors.

•	WGL Holdings pays an annual retainer in the form of 1,200 shares of common stock of WGL Holdings for service on its board of directors.

•	Washington Gas Light Company pays an annual retainer of $4,500 to persons serving as chairs of the Washington Gas Light Company Governance and Human Resources Committees and $10,000 to the Chair of the Audit Committee. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.
      Directors may defer all or part of their cash compensation received for board service under terms of a Deferred Compensation Plan for Outside Directors. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year. Certain provisions of this plan are likely to be modified to meet new requirements for nonqualified deferred compensation plans under Section 409A of the American Jobs Creation Act of 2004 for amounts deferred in years after December 31, 2004. The nature of these changes required under this new law are not known as of the date of preparation of this proxy statement.
      A retirement plan for outside directors of Washington Gas Light Company adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.
Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth the information as of January 10, 2006, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this proxy statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company’s outstanding common stock.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Michael D. Barnes	9,906	0
Thomas F. Bonner	3,016	0
Beverly J. Burke	8,482	36,289
George P. Clancy, Jr.	6,700	0
James H. DeGraffenreidt, Jr.	72,903	200,159
James W. Dyke, Jr.	3,699	0
Melvyn J. Estrin	14,268	0
Frederic M. Kline	22,984	50,425
James F. Lafond	4,867	0
Debra L. Lee	7,605	0
Terry D. McCallister	12,348	59,590
Karen Hastie Williams	9,821	0
All directors, nominees and executive officers as a group:	252,282	534,198

(1)	All shares are directly owned by persons shown in this table except 13,024 shares are held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees.
     The following table sets forth information regarding any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. This information is as of September 30, 2005, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	of Beneficial Ownership	Class

American Century Investment Management, Inc.	4,513,264 shares(1)	9.268%
4500 Main Street
Kansas City, MO 64111

(1)	This information is based on a Form 13F, for the quarter ending September 30, 2005, filed with the Securities and Exchange Commission by American Century Investment Management, Inc., which reported that it had sole voting authority and sole investment authority over the shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Based on our records and information, in fiscal year 2005, the directors and executive officers of the Company met all applicable reporting requirements under Section 16(a).
Executive Compensation
      The table that follows presents information about compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company and/or its subsidiaries. It includes all compensation awarded to, earned by or paid to the named executive officers for each of the last three fiscal years.

      During each fiscal year shown below, each of the below-named individuals was also an executive officer of Washington Gas Light Company. The compensation shown in the following summary compensation table was paid to the individual by Washington Gas Light Company during or for each fiscal year.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards	Options(2)	Payouts(3)	Compensation(1)

James H. DeGraffenreidt, Jr.	2005	$705,000	$610,706	$11,733	$0	96,224	$852,426	$10,371
Chairman and	2004	685,000	534,300	11,633	0	95,799	394,700	8,146
Chief Executive Officer	2003	635,000	419,100	11,422	0	71,863	318,447	7,384
Terry D. McCallister	2005	425,000	315,565	11,310	0	45,117	337,656	10,323
President and	2004	410,000	270,600	11,164	0	42,474	114,506	8,146
Chief Operating Officer	2003	370,000	203,500	11,128	0	29,129	120,122	8,000
Frederic M. Kline	2005	320,000	215,600	11,245	0	29,117	200,166	10,300
Vice President and Chief	2004	310,000	155,000	11,185	0	27,297	84,497	8,146
Financial Officer	2003	275,000	123,750	11,179	0	17,590	61,654	7,919
Beverly J. Burke	2005	295,000	152,665	11,219	0	23,860	185,603	8,224
Vice President and	2004	285,000	128,250	11,165	0	22,143	66,275	6,146
General Counsel	2003	255,000	114,750	11,088	0	16,311	27,759	5,846
Thomas F. Bonner	2005	260,000	117,000	11,417	0	21,029	126,251	10,208
Vice President of Washington	2004	255,000	140,570	11,267	0	19,812	0	8,146
Gas Light Company	2003	205,000	78,925	9,771	0	11,096	0	8,000

*	Principal positions shown on this table are as of September 30, 2005.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year, contributions toward the cost of long-term care insurance and a vehicle allowance. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s Savings Plan for Management Employees during each of the listed fiscal years.

(2)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(3)	The amounts in this column represent the value of restricted stock awards that vested during each year and the value of the performance shares vested under the 1999 Incentive Compensation Plan as amended and restated for the respective performance periods. The number of performance shares that vested and the resulting value of performance shares for each year was based on the Company’s total shareholder return relative to its peer group and closing stock price as follows:

		Percent of
Fiscal		Target Grant	Closing
Year	Performance Period	Earned	Stock Price

2005	36 Months Ending September 30, 2005	92.5%	$32.13
2004	36 Months Ending September 30, 2004	65.0	$28.26
2003	36 Months Ending September 30, 2003	75.0	$27.58
      Our executive officers participate in a qualified, trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan (“SERP”). Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the Company’s 1999 Incentive Compensation Plan, as amended and restated (the “1999 Incentive Compensation Plan”) or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant.*

*Certain provisions of the SERP will likely have to be modified to meet new requirements for nonqualified deferred compensation plans under Section 409A of the American Jobs Creation Act of 2004. This federal law was enacted on October 22, 2004, and became effective for benefits under the SERP in years after December 31, 2004. The structure of the SERP and its benefits as required to be modified under this new law are not known as of the date of the preparation of this proxy statement.

      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:
Estimated Retirement Benefits

	Years of Benefit Service
Final Average
Compensation	10	20	30

$ 300,000	$60,000	$120,000	$180,000
400,000	80,000	160,000	240,000
600,000	120,000	240,000	360,000
800,000	160,000	320,000	480,000
900,000	180,000	360,000	540,000
1,000,000	200,000	400,000	600,000
1,250,000	250,000	500,000	750,000
1,500,000	300,000	600,000	900,000
      The five executive officers named above in the summary compensation table have the following number of years of benefit service: Mr. DeGraffenreidt, 30 years; Mr. McCallister, 10 years; Mr. Kline, 30 years; Ms. Burke, 20 years and Mr. Bonner, 8 years.
Equity Compensation Plan Information
      The following table presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation. The Company currently has two such plans: the Directors’ Stock Compensation Plan and the 1999 Incentive Compensation Plan. This information is as of September 30, 2005. Material features of these plans are described elsewhere in this proxy statement.
      Total shares shown on the following table include 65,783 shares available for future issuance under the Directors’ Stock Compensation Plan, and 525,174 shares available for future issuance under the 1999 Incentive Compensation Plan. Performance shares that may be issued under the 1999 Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described below in this Proxy Statement under the caption “Long-Term Incentive Plans — Performance Share Awards.”

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,293,831	$26.76	590,957
Equity compensation plans not approved by security holders	0	0.00	0

Total	1,293,831	$26.76	590,957

Employment Agreements
      Washington Gas Light Company has employment agreements with each of the executive officers named in the summary compensation table in this proxy statement (the “named executive officers”). The agreements with these officers will be effective during the period of one year prior to, and two years following, a change of control of WGL Holdings or Washington Gas

Light Company. A change of control is generally defined in these agreements as any of the following:*

•	acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.
      From the change of control to its second anniversary, the executive’s position, duties and responsibilities must be commensurate with the most significant of those held, exercised and assigned at the time during the 120-day period immediately preceding the change of control. The executive agrees to devote reasonable attention and time necessary to the respective company’s business affairs.
      During the one year prior and two years following a change of control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change of control or available after the change of control if more beneficial.
      Base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change of control. The annual incentive is an amount at least equal to that available to peer executives of Washington Gas Light Company and its affiliates.
      With respect to all the named executive officers except Mr. Bonner, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to severance pay equal to three times the sum of the executive’s annual base salary plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. Also the executive is entitled to an extension of other employment benefits for three years. Mr. Bonner is entitled to the same benefit, except that the severance payment is two times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. The extension of other employment benefits for Mr. Bonner is for two years. Payments under these agreements may be increased for any excise taxes payable under the Internal Revenue Code.
      “Good reason” is defined differently in these agreements based on the position the named executive officer holds. The term includes one or more of the following provisions:

(1)	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position;

(2)	any failure by Washington Gas Light Company to comply with any of the general employment provisions of the agreement;

(3)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the Chairman and Chief Executive Officer does not continue in the position of Chairman and Chief Executive Officer of the most senior resulting entity;

(4)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in his or her existing position or a more senior position of the most senior resulting entity;

*Certain provisions of these employment agreements may be modified to meet requirements of the American Jobs Creation Act of 2004, which is discussed above with respect to the SERP. The structure of these agreements as required to be modified under this new law are not known as of the date of the preparation of this proxy statement.

(5)	failure by Washington Gas Light Company to reimburse the executive for expenses related to a required relocation;

(6)	any required relocation of the executive more than thirty five miles from Washington, D.C.;

(7)	any purported termination by Washington Gas Light Company of the executive’s employment; or

(8)	any failure by Washington Gas Light Company or any successor to comply with and satisfy the agreement.
      Following is a summary of the contract provisions indicated above that are contained in each named executive officer’s employment agreement:

Applicable
Executive	Provisions

James H. DeGraffenreidt, Jr.	1,2,3,5,6,7,8
Terry D. McCallister	1,2,4,5,6,7,8
Frederic M. Kline	1,2,4,5,6,7,8
Beverly J. Burke	1,2,4,5,6,7,8
Thomas F. Bonner	1,2,5,6,7,8
Option Grants
      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2005. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of our common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.
Option Grants in the Last Fiscal Year
(Fiscal Year ended September 30, 2005)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	96,224	25.62%	$28.26	10/1/14	$295,408
Terry D. McCallister	45,117	12.01	28.26	10/1/14	138,509
Frederic M. Kline	29,117	7.75	28.26	10/1/14	89,389
Beverly J. Burke	23,860	6.35	28.26	10/1/14	73,250
Thomas F. Bonner	21,029	5.60	28.26	10/1/14	64,559

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Modified Black-Scholes Option Pricing Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.
     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value on the date of grant;

•	expected volatility of 21.64%;

•	a risk-free rate of return of 1.71% (represents the yield as of the grant date on zero coupon treasury securities that mature three months after the grant date);

•	an annual dividend yield as of the date of grant of 4.6%; and

•	an option life of three years.
     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2005, the last day of the fiscal year.
Aggregated Option Exercises in Last Fiscal Year and
Option Values at September 30, 2005

					Value of Securities
			Number of Securities		Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2005		September 30, 2005(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	128,296	263,886	$777,684	$1,398,986
Terry D. McCallister	0	0	30,461	116,720	179,664	607,300
Frederic M. Kline	0	0	32,835	74,004	202,035	381,474
Beverly J. Burke	0	0	19,978	62,314	119,529	327,165
Thomas F. Bonner	0	0	0	51,937	0	262,736

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 30, 2005 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than the fair market value (in-the-money options).
Long-Term Incentive Plans — Performance Share Awards
      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2005 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 48.0% and 81.0% of the executive’s base salary as of October 1, 2004. The awards that ultimately may be earned vary based on the total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.

Performance Shares Awarded in the Last Fiscal Year
(Fiscal Year ended September 30, 2005)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	29,673	October 1, 2007	14,836	29,673	59,346
Terry D. McCallister	13,913	October 1, 2007	6,956	13,913	27,826
Frederic M. Kline	8,979	October 1, 2007	4,489	8,979	17,958
Beverly J. Burke	7,358	October 1, 2007	3,679	7,358	14,716
Thomas F. Bonner	6,485	October 1, 2007	3,243	6,485	12,970

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming the Company achieves a total shareholder return which is at least in the 30th percentile of its peer group. If the Company does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.
HUMAN RESOURCES COMMITTEE REPORT
      The Human Resources Committee of the board of directors has responsibility for setting the level of compensation of the Chief Executive Officer and recommending levels of executive compensation of other officers for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.
      In determining appropriate levels of compensation for the officers, the committee reviews the value of the total compensation package provided by the Company. This total compensation includes base salary, long-term incentive, target short-term incentive and other benefits. Company officers receive benefits under the Washington Gas Light Company pension plan and the Supplemental Executive Retirement Plan. A description of those retirement plans and the estimated benefits payable under those plans are shown in the “Estimated Retirement Benefits” table that appears following the Summary Compensation table in this proxy statement.
Elements of Executive Compensation
      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.
      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the Company’s common stock.
      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.
      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this proxy statement. The groups are different to the extent that the indices shown on the performance graph are published industry indices which include companies having much more diversified operations than the Company.
      The committee has retained an independent executive compensation consultant to review the Company’s executive compensation practices and policies. The independent advisor conducts an annual study of the Company’s executive compensation practices and policies to determine their reasonableness and competitiveness in the relevant market. The committee meets with the independent advisor during the year to review all elements of the Company’s executive compensation plans.
      The following is a description of the elements of each officer’s compensation:
      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.
      To determine competitive base and total compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee, acting pursuant to its charter and New York Stock Exchange rules, determines and approves the compensation for the Chairman and Chief Executive Officer and makes a final recommendation to the full board of directors as to all other officers.
      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company and its subsidiaries.
      For fiscal year 2005, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2005, that threshold was a 9% rate of return on common equity. Since WGL Holdings earned a rate of return on common equity in excess of that threshold, incentive awards for fiscal year 2005 corporate performance were authorized under the 1999 Incentive Compensation Plan.
      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders and was adopted by the Company upon formation of the holding company system on November 1, 2000. The 1999 Incentive Compensation Plan was amended and restated by approval of the shareholders at the annual meeting of shareholders on March 5, 2003.
      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer except himself. These recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:
      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.
      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	evaluations by peers and others; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.
      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.
      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 172.5% of target.
      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan:
      Long-Term Incentive Compensation is provided in the form of equity grants under the 1999 Incentive Compensation Plan. The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company and its subsidiaries with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of the Company’s common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it.
      Each year the Committee reviews the appropriate form of long-term incentive compensation in consultation with the Committee’s independent consultant. Based on this review, for FY 2005 and also for FY 2006, the Committee decided to allocate 40% in value of long-term incentive to stock options and 60% in value to performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants, was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2005 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if the Company achieves specified total shareholder return levels as compared to a peer group of companies.
      The Company granted a total of 375,560 stock options and 115,794 shares of performance stock to 23 employees during FY 2005. This constitutes approximately 1% of the Company’s outstanding shares as of September 30, 2005, the last day of FY 2005. Options outstanding on September 30, 2005 totaled 1,293,831 shares, or approximately 2.7% of shares outstanding as of that date. Effective October 1, 2005, the Committee granted an additional 357,742 stock options and 108,251 performance shares to 25 employees. Approximately 45.4% of the stock options and performance shares granted on October 1, 2005 were granted to employees other than the executives named in the Summary Compensation Table.
      Other Benefits: Effective October 1, 2005, the Company initiated a program of income tax, estate and financial planning services for executive officers of the Company. The Company will pay the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under this program is $10,000 per year. Since this benefit was initiated after the close of FY 2005, it is not reflected on the Summary Compensation Table in this proxy statement.
      The Company also pays the cost of certain other perquisites for executive officers, including parking at the Company’s headquarters building, a gasoline allowance and an annual physical examination. The Company has a membership at one club held in the names of the Chairman and Chief Executive Officer and the President and Chief Operating Officer that is for use in business purposes. The Company also has rights to the use of suites at certain other facilities that are available for use in business purposes by Company employees and directors. Other benefits available to executive officers are noted in footnotes to the Summary Compensation Table elsewhere in this proxy statement.
Compensation of the Chairman and Chief Executive Officer
      In consultation with the committee’s independent consultant, the committee reviews all components of the compensation of the Chief Executive Officer including salary, bonus, equity grants, retirement and other benefits. These benefit levels are compared to benefits provided to chief executives of peer companies. A report is prepared by the independent consultant detailing the actual and projected value of these benefits and the report is reviewed by the committee. Based on factors included in these reviews, the committee decides on levels of base salary, short-term incentive and long-term incentive that the committee determines to be reasonable, competitive and appropriate for the Chief Executive Officer.
      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2005. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the relevant market for positions of similar responsibilities. Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2005 of $610,706 which was equal to 46.4% of his total cash compensation for the period. This incentive payment recognizes substantial corporate achievements of the Company during the year under the executive leadership of Mr. DeGraffenreidt. These achievements include achieving outstanding safety performance, continuing progress toward meeting the Company’s published five-year financial objectives, earning record net income in the non-utility business segments and implementing new regulatory provisions that protect shareholders and ratepayers from revenue variations due to unusual weather, volatility in the cost of gas supply and conservation by customers. Mr. DeGraffenreidt continued to strengthen the leadership team through developmental assignments as well as successful recruiting. Under Mr. DeGraffenreidt’s leadership, the Company also timely and effectively addressed a change in operating conditions in a portion of its system in Maryland by initiating a major program to rehabilitate a portion of the Washington Gas underground system, and enhancing the system’s sources of future natural gas supplies. These far-reaching and extensive programs substantially strengthen the Company’s ability to continue to grow and to provide a competitive return for investors while maintaining a safe, reliable natural gas distribution system that provides sustainable value for customers.

      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2005 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The shares awarded to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the level of overall compensation, which includes these grants, was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares granted in fiscal year 2005 may be earned after 36 months. Performance shares are earned only if WGL Holdings achieves specified total shareholder return levels compared to a group of peer companies over a three-year period.
Deductibility of Compensation
      Under Section 162(m) of the Internal Revenue Code, the Company and its subsidiaries may not deduct compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2005 was fully deductible for federal income tax purposes.
HUMAN RESOURCES COMMITTEE
Melvyn J. Estrin (Chairman)
George P. Clancy, Jr.
Debra L. Lee
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. A copy of that charter is attached as Appendix A to this Proxy Statement. The committee met seven times during fiscal year 2005.
      The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent public accountants. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Even before passage of the Sarbanes-Oxley Act, the Audit Committee and the Company had taken a number of actions in this regard, including placing decision making authority on the Audit Committee with respect to the appointment, compensation and oversight of the independent public accountants. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.
      The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.
      The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Karen Hastie Williams (Chair)
George P. Clancy, Jr.
Melvyn J. Estrin
James F. Lafond

FISCAL YEARS 2005 AND 2004 AUDIT FIRM FEE SUMMARY
      During fiscal years 2005 and 2004, the Company retained its independent auditor, Deloitte & Touche LLP (“Deloitte”), to provide services in the following categories and amounts.

	2005	2004

Audit Fees	$1,901,819	$687,725
Audit Related Fees	74,185	173,887
Tax Fees	20,000	17,000
All Other Fees	0	0

Total Fees	$1,996,004	$878,612

Services Provided by Deloitte
      All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal year 2005, the total audit fees include $1,105,151 to perform an assessment of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit. This included advisory services rendered with respect to internal controls over financial reporting requirements.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the Company and its consolidated subsidiaries.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.
      These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Pre-approval policy for audit and non-audit services
      In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority are reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2004 and 2005 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
      The Company’s common stock was first issued to the public effective November 1, 2000, in exchange for shares of Washington Gas Light Company. Accordingly, the following graph shows the yearly cumulative total shareholder return on Washington Gas Light Company’s common stock from September 30, 2000 through October 31, 2000, and WGL Holdings common stock from November 1, 2000 through September 30, 2005 against the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 2000 and ending September 30, 2005. This calculation is based on $100 invested on September 30, 2000 and reinvestment of dividends.
Comparison of Five-Year Cumulative Total Returns
[Cumulative Total Returns Chart]

	WGL
	Holdings/Washington		Dow Jones Utility
	Gas	Standard & Poor’s 500	Average

9/30/00	100.00	100.00	100.00
9/30/01	104.61	73.38	78.04
9/30/02	97.59	58.35	58.07
9/30/03	118.32	72.58	70.81
9/30/04	126.80	82.65	86.62
9/30/05	150.36	92.78	131.35
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      At a meeting held December 16, 2005, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2006. The board of directors recommends that the shareholders ratify this appointment.
      Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3
SHAREHOLDER PROPOSAL
      Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given notice of her intention to present a proposal for consideration by the shareholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.
       Your board of directors and the management of WGL Holdings, Inc. oppose the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommend that shareholders vote “AGAINST” the proposal.
Shareholder Proposal
      RESOLVED, “That the shareholders of WGL Holdings, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”
      The statement submitted by Mrs. Davis in support of her resolution is as follows:
      REASONS: “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.”
      Last year the owners of 11,909,630 shares, representing approximately 38.4% of the shares voting, voted for this proposal.
      “If you AGREE, please mark your proxy FOR this resolution.”
Opposition of Your Board of Directors and the Management and Reasons Therefor
      Your board of directors believes it is important for each member of the board to represent all shareholders, not just a particular interest group or faction.
      Persons serving on the Company’s board of directors have wide experience in law, accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the directors do not believe it is desirable to select candidates for election in that manner.
      These objectives of your directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of shareholders to elect a particular director. A director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular shareholder group. This result would be directly opposite to the purpose of having each member of your board of directors represent all shareholders. Cumulative voting for directors could also result in factions and interest groups being created in the board, causing significant interference with the board deliberative process.
      For these reasons, the board of directors and the management oppose the proposed resolution.
      Mrs. Davis has submitted substantially the same proposal each year since 1986 and it has been defeated by our shareholders each year.
       The board of directors and the management of the Company recommend a vote “AGAINST” the adoption of this shareholder proposal.

PROPOSAL 4
SHAREHOLDER PROPOSAL
      Mr. George Taylor, whose address is 7302 Franklin Rd.; Annandale, VA 22003, has given notice of his intention to present a proposal for consideration at the annual meeting. The proposal of Mr. Taylor, who is the owner of record of 2,118 shares of common stock of the Company, is set forth below in the form of a resolution along with his supporting statement.
       Your board of directors and the management of WGL Holdings, Inc. oppose the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommend that shareholders vote “AGAINST” the proposal.
RESOLVED, That stockholders of WGL Holdings, Inc. (“WGL” or the “Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of WGL Holdings. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
      SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. James DeGraffenreidt, Jr. holds both the positions of Chairman of the Board and CEO. I believe that this current scheme may not adequately protect shareholders.
      Shareholders of WGL Holdings require an independent leader to ensure that management acts strictly in the best interests of the Company especially when our Company is facing significant challenges. Our Company recently announced that it would have to spend more than $100 million dollars to repair gas leaks due to faulty equipment and poor installation measures after an estimated 1400 leaks were found on the Company’s pipeline.1 In addition, Washington area legislators have noted their concern over the safety of the Company’s natural gas pipeline after a home exploded earlier this year.2 Shareholders need to be assured that the Board of Directors is representing their best interests during these potential crises.
      As a long-term shareholder of our Company, I believe that ensuring that the Chairman of the Board of our Company is independent, will enhance board leadership at WGL Holdings, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
      I believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.
      I therefore urge shareholders to vote FOR this proposal.

[1]	“Gas-leak debate prompts call for standards; Utility, terminal sparring over Pr. George’s problem”. The Baltimore Sun. July 10, 2005.

[2]	“House Explosion Spawns Anti-LNG Fervor in Cove Point Home State.” Natural Gas Week. May 2, 2005.

      Board of Directors’ Recommendation — The Board of Directors recommends that shareowners vote AGAINST proposal #4 for the following reasons:
      Mr. Taylor’s supporting statement contains significant factual errors about your Company. Perhaps his most glaring misstatement relates to the cause of certain gas leaks in Maryland. Specifically, Mr. Taylor states that, “[o]ur Company recently announced that it would have to spend more than $100 million dollars to repair gas leaks due to faulty equipment and poor installation measures after an estimated 1400 leaks were found on the Company’s pipeline”. Mr. Taylor cites an article from the Baltimore Sun newspaper, attributing an announcement regarding the cause of those leaks to a statement by your Company. In fact, as reported in the same article cited by Mr. Taylor, your Company did not make the statement, but rather, it apparently was a statement by a spokesman for Dominion Resources who offered no support for this statement. As the Company often has stated, and as supported by an independent expert study, the cause of these gas leaks is the direct result of certain operations of Dominion Resources, and not the operations of your Company. In fact, your Company publicly announced the cause of the leaks in a filing with the Securities and Exchange Commission on July 6, 2005. Your Company has also documented contrary to Mr. Taylor’s misleading statement, that the equipment and facilities involved in the affected area had provided safe and reliable service for over 40 years.
      The Company has reason to believe that Mr. Taylor’s proposal and misleading supporting statement have been submitted in connection with the tactics of a collective bargaining unit representing certain employees of the Company. As noted above, there is no basis for the claims of unsafe practices noted above and there is no relevant connection between the factual errors in the supporting statement and the substance of this proposal.
      Mr. Taylor’s misstatements alone might justify rejection of his proposal. However, his proposal also requires your board of directors to explain that there are serious problems inherent in the proposal itself. Your board of directors believes this proposal, if adopted, would interfere with the proper, efficient and effective operation of your board of directors. Implementing the proposal would arbitrarily deprive the board of the important ability to select a management director as its Chairman. The long and successful record of this Company strongly suggests that a change of this nature would not be in the best interests of our shareholders, customers and employees.
      The independent directors and management of your company depend on a constant, honest and relevant exchange of information. Your board’s Chairman, who is also Chief Executive Officer of the Company, provides an important bridge for this interaction between the board and management. This board leadership structure is consistent with applicable law and the practice of most Standard & Poor’s 500 companies. According to a recent study published by the Investor Responsibility Research Center, less than 10% of the Standard & Poor’s 500 companies have independent chairmen.
      Currently, seven of your eight directors are independent under standards established by the New York Stock Exchange. The Company’s corporate governance structure, with its emphasis on independence, makes it unnecessary to require that the Chairman be an independent director. The board also believes that board independence and oversight of management are effectively maintained through the board’s current composition and committee system. Each of the board’s Human Resources, Governance and Audit committees is comprised solely of independent directors. The board conducts regular executive sessions led and attended by only independent, non-employee directors. The board long ago established procedures that identify an independent director to lead each executive session. The board therefore is comfortable that the candor and objectivity of the board’s deliberations are not affected by whether its chairman is independent or a member of management.

      Shareholders of this Company can be proud that their board and management have been recognized as leaders in the practice of good corporate governance. In 2005, Governance Metrics International (GMI), an independent corporate governance research and ratings agency, rated the Company an 8.5 out of a possible 10.0, placing the Company among the top ten percent of the companies reviewed by GMI. The Company also is rated twentieth among the 100 Best Corporate Citizens by Business Ethics magazine. The Company has adopted corporate governance guidelines which may be viewed on the Company’s website, www.wglholdings.com.
      The Company’s current board leadership structure that features the Chief Executive Officer serving as Chairman has supported sustained and successful corporate performance and has also maintained performance based executive compensation. The independent directors hold the Company’s Chairman and Chief Executive Officer directly accountable for the performance of the Company. This process is perhaps most effective and visible with respect to setting the compensation of the Chairman and Chief Executive Officer. That process, as described elsewhere in this proxy statement, is under the direct control of the Human Resources Committee (the “HR Committee”) of the Board of Directors, which is comprised only of independent directors.
      Each year the HR Committee sets individual and corporate performance targets for which the Chairman and Chief Executive Officer is accountable. The HR Committee regularly evaluates the performance of the Chairman and Chief Executive Officer and determines compensation based on that performance. Each year the HR Committee reviews the levels of compensation of the Chairman and Chief Executive Officer in consultation with the independent benefits consultant retained by the HR Committee. The HR Committee establishes the compensation of the Chairman and Chief Executive Officer in light of data from the relevant market of peer companies and at levels that are competitive and comparable to chief executives of those companies.
      Your Company’s stock has outperformed comparable indices under this board leadership structure. The shareholder return performance table printed earlier in this proxy statement illustrates that the Company has outperformed both the Standard & Poor’s 500 index and the Dow Jones Utility Average for the five fiscal years ended September 30, 2005.
      Shareholders, customers and employees of the Company and its affiliates can be proud of the steady performance of their Company as a safe, reliable and cost-effective enterprise. Your board of directors believes that this record of achievement has been facilitated by the board’s independent structure and under the leadership of a management director. The current structure of the board allows board members to intervene and assert direct and prompt challenges to management’s most senior officer on matters of concern to the independent directors. Over many decades, this direct line of communication between directors and management has resulted in consistently high levels of management performance.
      Based on many years of experience serving on your board, your directors believe the current board structure with a management Chairman has been and continues to be the most appropriate structure for your Company. Mr. Taylor’s proposal and his supporting statement do not support or justify imposition of restrictions on what has been a highly effective and successful board organization. Therefore, your board of directors and management urge that you cast your vote AGAINST proposal #4.
      FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” PROPOSAL #4.
OTHER MATTERS
      The board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

      The annual report for 2005, including financial statements, was first mailed to shareholders on or about January 13, 2006.
      Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.
      The solicitation of proxies is being made on behalf of the board of directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $4,500, plus expenses, to assist in the solicitation of proxies.
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
      Any shareholder who wishes to submit a proposal for printing in the Company’s proxy statement for the annual meeting of shareholders to be held in year 2007 (expected to be held in March 2007) must submit that proposal so it is received by the Company’s corporate secretary no later than the close of business on September 29, 2006. To be included in the Company’s proxy statement, the shareholder proposal must meet the requirements of the applicable rules of the Securities and Exchange Commission. Proposals should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.
      Other business matters to be brought by shareholders, including any nominations for board membership, can only be considered at the shareholder meeting in accordance with advance notice provisions of the Company’s bylaws. Notice of these matters must be received by the Company’s corporate secretary not less than sixty (60) days prior to the scheduled date of the next annual meeting of shareholders, or January 2, 2007, assuming the next annual meeting of shareholders is held on March 1, 2007. Notice of such matters should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080. A copy of the corporate bylaws which describes the advance notice procedures can be obtained from the corporate secretary at the address shown in this paragraph.
VOTING BY PROXY
      Proxy cards will be voted as specified, but if not otherwise marked they will be voted: “FOR” Proposals (1) and (2) and “AGAINST” Proposals (3) and (4).
By order of the board of directors,

Douglas V. Pope
Secretary
January 25, 2006

APPENDIX A
WGL Holdings, Inc.
Audit Committee
Charter
As Amended Effective December 9, 2005

WGL Holdings, Inc.
Audit Committee
Charter
As amended Effective December 9, 2005

WGL HOLDINGS, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
As amended Effective December 9, 2005
I.     Membership
      A. The Audit Committee (the “committee”) of the Board of Directors (the “Board”) of WGL Holdings, Inc. (the “Company”) shall consist of not less than three, or more than five, members of the Board. Members of the committee shall be “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange (“NYSE”). Members of the committee shall also meet all other applicable requirements for financial, accounting or related expertise. The committee may, in its discretion, include one or more members having the qualifications of an “audit committee financial expert,” as defined by applicable SEC regulations.
      B.     Members of the committee shall be recommended by the Governance Committee of the Board and appointed by vote of a majority of the independent directors of the Board for one-year terms. The Governance Committee shall recommend and the independent directors of the Board shall designate one member to serve as Chair of the committee.
      C.     Members of the committee shall serve until their resignation, retirement or removal by the Board or until their successors are appointed. No member of the committee shall be removed except by majority vote of the independent directors of the full Board then in office.
II.     Purpose
      The purpose of the committee is to:
      A. assist the Board in its oversight responsibilities and to meet the committee’s responsibility for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualification and independence, and (4) the performance of the Company’s internal audit function and independent auditors;
      B. perform the duties and responsibilities of the committee as specified by law, regulation, NYSE listing requirements and this charter; and
      C. prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.
III.     Meetings
      The committee shall meet from time to time at the call of the Chair or upon the request of any member, but in no event shall it meet less than four times during each fiscal year of the Company. A majority of the members of the committee shall constitute a quorum.
IV.     Duties and Responsibilities

A.	Independent Auditors — appointment, compensation, funding and oversight

1. The committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors employed by the Company. The committee is responsible for the resolution of any disagreements between management of the Company and the independent auditors regarding financial reporting. The independent auditors shall report directly to the committee.

2. The committee shall provide for appropriate funding, as determined by the committee, for payment of compensation to the independent auditors employed by the Company for the purpose of rendering an audit report and to any advisors employed by the committee.

3. The committee shall, at least annually, obtain and review a report by the independent auditor describing: the audit firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. The committee will also receive and consider the letter from the independent auditors required by Independent Standards Board Standard No. 1.

4. After review of the report described in paragraph 3, above, and based on a review of the independent auditors’ work through the year, the committee shall evaluate the independent auditors’ qualification, performance and independence. This evaluation shall include the evaluation of the lead partner and shall take into account the opinions of management and the Company’s internal auditor. The committee shall present its conclusions to the full Board.

5. The committee shall meet separately, periodically, with management, with the internal auditors and with the independent auditors.

6. The committee shall review with the independent auditors any audit problems or difficulties and management’s response. Among the items the committee may wish to review include, without limitation, any restrictions on audit scope or access to information, any significant disagreements or accounting adjustments proposed by the independent auditor but “passed” by management.

7. The committee shall set clear hiring policies for employees or former employees of the independent auditors.
      B.     Independent Auditors — audit and non-audit services

1. All auditing services (which may entail providing comfort letters in connection with securities underwritings) and permitted non-audit services, other than as provided by paragraph 2, below, provided to the Company by its independent auditors shall be preapproved by the committee. Approval of the committee may be obtained by majority vote of the committee members at any meeting of the committee or by consent of a majority of committee members without a meeting of the committee. Approval authority may also be delegated by the committee to a committee member, as provided in paragraph 3, below.

2. Pre-approval under the preceding paragraph is not required with respect to the provision of non-audit services if:

(i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; and

(ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii) the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

3. The committee may delegate to one or more designated members of the committee the authority to grant preapprovals for audit and non-audit services. The decisions of any member to whom authority is delegated under this paragraph shall be presented to the full committee at the next subsequent meeting of the committee.

4. The Company’s independent auditors shall not provide any prohibited non-audit service to the Company. Prohibited non-audit services are defined as follows:

(i) bookkeeping or other services related to the accounting records or financial statements of the Company;

(ii) financial information systems design and implementation;

(iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(iv) actuarial services;

(v) internal audit outsourcing services;

(vi) management functions or human resources;

(vii) broker or dealer, investment adviser, or investment banking services;

(viii) legal services and expert services unrelated to the audit; and

(ix) any other service that is determined by the Public Company Accounting Oversight Board to be impermissible.

5. The Company’s independent auditors may be engaged by the committee to perform any non-audit service, including tax services, that is not described in paragraph 4, above, if that non-audit service is approved in advance by the committee in accordance with paragraph 1, above.

6. Approval of any non-audit service to be performed by the independent auditors shall be disclosed in the Company’s periodic reports, as required under applicable SEC regulation.

7. The committee may, in its discretion, seek exemption authority from the Public Company Accounting Oversight Board (“PCAOB”) to permit the independent auditors to perform other non-audit services, subject to applicable law and SEC and PCAOB regulation.
      C.     Financial Reporting Process; Risk Assessment
      1.     The Company’s independent auditors shall timely report to the committee:

(a) all critical accounting policies and practices to be used;

(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(c) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

2. The committee shall discuss annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3. The committee shall review periodically with the independent auditor and with management the Company’s procedures on internal control over financial reporting, including related reports required to be prepared in connection with the Company’s annual report on Form 10-K.

4. The committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

5. The committee shall prepare the report required by the rules of the SEC to be included in the Company’s proxy statement.

6. The committee shall discuss generally the types of information and type of presentation to be made in earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

7. The committee shall discuss policies with respect to risk assessment and risk management .

8. The committee shall review reports on inspection of the independent auditors issued by the Public Company Accounting Oversight Board, as those reports become available.

9. The committee will meet prior to the time when the independent auditors of the Company commence their work in connection with the Company’s annual audit, and at such meeting the auditors shall discuss with the committee the expected scope of the work they intend to do in connection with the audit.

10. The committee will meet with the independent auditors at the time of the completion of the independent auditors’ field work and prior to the release of the Company’s earnings for the year to discuss the accounting and auditing issues which have emerged in connection with the completion of the audit. At this meeting the independent auditors will discuss with the committee any significant comments they may have with respect to internal controls and will cover the following other matters:

A. Those matters required to be disclosed under Statement on Auditing Standards Nos. 61 and 90;

B. The auditors’ conclusion with respect to the appropriateness of the accounting principles and practices used in the preparation of the financial statements, whether the estimates used in preparing the statements are appropriate and whether in general the principles and practices used in preparing the statements were satisfactory to provide for a fair presentation of the financial position, results of operations and cash flows of the Company;

C. Any significant auditing or accounting disagreements with management, whether or not they were satisfactorily resolved, about matters that individually or in the aggregate could be significant to the Company’s financial statements or the auditors’ report;

D. Any management services performed for the Company since the beginning of the most recently completed fiscal year and any consulting services expected to be performed, including the nature of the services, the compensation paid or expected to be paid, and the effect of such services on the auditors’ independence;

E. The adoption by the Company in the preparation of its financial statements of accounting principles and practices different from those used previously and whether the principles and practices adopted are suitable and appropriate;

F. The extent to which the Company has utilized derivative instruments in its business, the purposes for such use, the impact of their use on the financial statements of the Company, and the risk posed by them, and

G. Developments at the Financial Accounting Standards Board, the Auditing Standards Board, the SEC and other standard setting bodies which have or may affect the Company’s financial situation and financial reporting.

9. The committee will from time to time review legal compliance matters, including corporate securities trading practices.

D. Internal Auditor

1. The committee shall from time to time review with the Company’s internal auditor the work of the internal audit department, including the adequacy of the personnel, the adequacy of the system of the Company’s internal controls, and other relevant matters. The Committee will also review regular reports prepared by the internal auditor and management’s response to those reports.

2. The committee shall take appropriate action to assure the independence of the internal auditor. No change shall be made with respect to the employment of the internal auditor without the concurrence of the committee.

E. Complaint Procedures

The committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

F. Additional Committee Powers and Functions

1. The committee shall monitor compliance with the Company’s conflict-of-interest policy and code of ethics, shall determine whether there is appropriate compliance, and shall from time to time review such policies and make recommendations for changes in them.

2. The committee shall make appropriate inquiry concerning the Company’s electronic data processing facilities, including the protections against fraud or misuse, both internal and external.

3. The committee shall prepare for inclusion in the Company’s annual report to shareholders a statement with respect to its responsibilities and its activities.

4. The committee shall have the power to conduct such inquiries concerning matters within its jurisdiction, as it shall determine, including defalcations, dishonesty, and violations of the conflict-of-interest policies and code of ethics.

5. The committee shall perform such other duties and functions as shall be directed by the Board.

6. The committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

G. Reports and Evaluations

1. The Chair of the committee shall report to the Board at the Board meeting next following a committee meeting, and shall present such recommendations for action by the Board, as the committee shall deem appropriate.

2. The committee will at least once a year meet in executive session with the independent auditors to discuss the Company’s financial personnel and their performance, the Company’s internal controls, and any other matters which the independent auditors believe should be brought to the attention of the committee.

3. The committee shall annually review and assess the performance of the committee and deliver a report to the Board on the results of its evaluation.

4. This Charter shall be reviewed and updated, as appropriate, on an annual basis.
History of this committee charter document:

This charter was originally adopted effective July 28, 2003. It was amended on December 9, 2005.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/wgl			1-866-593-3355

•	Go to the website address listed	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
	above.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Have your proxy card ready.		•	Follow the simple recorded		•	Return your proxy card in the
•	Follow the simple instructions that			instructions.			postage-paid envelope provided.
appear on your computer screen.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
Internet and telephone votes must be received by 5 p.m., eastern time, on Tuesday, February 28, 2006 to be counted in the final tabulation.

1-866-593-3355
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼
☐

Please Sign, Date and Return	☒
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated by
(x) in black or blue ink.

The Board of Directors recommends that you vote “FOR” Proposals 1 and 2.
1.	Election of all Directors

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

	Nominees:	01 - Michael D. Barnes, 02 - George P. Clancy, Jr., 03 - James H. DeGraffenreidt, Jr.,
04 - James W. Dyke, Jr., 05 - Melvyn J. Estrin, 06 - James F. Lafond,
07 - Debra L. Lee, 08 - Karen Hastie Williams.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of Deloitte & Touche LLP as Auditors for fiscal year 2006.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposal 3.
		FOR	AGAINST	ABSTAIN

3.	Shareholder Proposal re Cumulative Voting.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

4.	Shareholder Proposal re Independent Chairman.	☐	☐	☐

Electronic Delivery of Annual Report:
If you would prefer to access our annual report to shareholders next year by Internet, rather than by paper copy, please check the following box on this proxy card. If you make this election, you will not receive a paper copy of the annual report next year.				☐

To change your address, please mark this box.				☐

SCAN LINE

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS — MARCH 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     I(WE) hereby appoint James H. DeGraffenreidt, Jr., Terry D. McCallister and Frederic M. Kline and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters which may come before the March 1, 2006 Annual Meeting of the Shareholders of WGL Holdings, Inc., and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at The National Press Club; 529 14th St., N.W.; Washington, D.C. 20045 on Wednesday, March 1, 2006 at 10:00 a.m.
     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy when properly executed and presented will be voted in the manner directed herein by you. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed and dated on the reverse side.)

WGL HOLDINGS, INC.
To include any comments, please mark this box.	☐	P.O. BOX 11038
NEW YORK, N.Y. 10203-0038